Exhibit 99.1

FOR IMMEDIATE RELEASE

CHINA LENDING CORPORATION REPORTS RECORD REVENUE AND NET INCOME FOR THE 2016 NINE-MONTH REPORTING PERIOD

Reaffirms 2016 Guidance and Updates on Several New Business Initiatives

New York, NY – November 14, 2016 – China Lending Corporation (NASDAQ: CLDC; CLDCW) (“China Lending” or the “Company”), a leading non-bank direct lending corporation servicing micro, small and medium sized enterprises (MSME), currently underserved by commercial banks in China, today reported its financial results for the three and nine month periods ending September 30, 2016.

Third Quarter 2016 vs. Third Quarter 2015

●	Total interest and fee income (revenue) increased 51.6% to $9.0 million from $5.9 million.

●	Total interest expense was $1.2 million compared to $1.0 million.

●	Net interest income increased 33.9% to $6.0 million, compared to $4.5 million.

●	Net income increased 34.6% to $3.9 million, compared to $2.9 million.

●	Earnings per basic share to ordinary shareholders increased 74% to $0.25, compared to $0.14, mainly due to higher net interest income and the 24.6% decrease in the total number of basic shares outstanding for the period.

●	Earnings per diluted share to ordinary shareholders increased 60.1% to $0.23, compared to $0.14, mainly due to higher net interest income and the 20.9% decrease in the total number of diluted shares outstanding for the period.

Nine Months 2016 vs. Nine Months 2015

●	Total interest and fee income (revenue) increased 36.5% to $26.9 million from $19.7 million.

●	Interest expense was $3.9 million compared to $2.6 million.

●	Net interest income increased 21.2% to $19.5 million, compared to $16.1 million.

●	Net income increased 31.4% to $13.7 million, compared to $10.4 million.

●	Earnings per basic share to ordinary shareholders increased 41.8% to $0.74, compared to $0.52, mainly due to higher net interest income and the 8.3% decrease in the total number of basic shares outstanding for the period.

●	Earnings per diluted share to ordinary shareholders increased 34.1% to $0.70, compared to $0.52, mainly due to higher net interest income and the 3.6% decrease in the total number of diluted shares outstanding for the period.

As of September 30, 2016

●	Registered capital was $127.7 million.

●	Total assets were $158.7 million.

●	Total liabilities were $41.1 million.

Jingping Li, Co-Founder & CEO of China Lending, stated, "Our revenue and net income for the 2016 nine-month period increased to a record level, which is an indication of the strength of our business across all segments. The 36.5% increase in revenue for the 2016 nine-month period as compared to same period of last year was due to the continued growth in funding demand in the region, additional funds obtained to serve more customers, higher utilization rate of funds due to the scientific risk analysis and control system designed by our team, and higher interest lending rates supported by China’s government policies. Also a major revenue contributor for the 2016 nine-month period was our consulting and credit risk analysis business segment, which we launched in August of 2015. This newly established segment not only supports our core non-bank lending business and due diligence efforts in Xinjiang, but most importantly is offering us significant expansion opportunities beyond the province through syndicated loans in cooperation with locally based non-bank lenders.”

The table below summarizes revenue by business segment:

Revenue by segment	nine-month 2016	nine-month 2015	Change
Direct lending	$21,430,371	$19,669,009	$1,761,362
Consulting and credit risk analysis	5,474,542	44,965	5,429,577
Other	-	-	-
Total	$26,904,913	$19,713,974	$7,190,939

Ms. Li continued, “Our average annual interest rate for the 2016 nine-month period was 23.3%, vs. 19.3% in the same period of last year. Our net income for the current nine-month period increased by over 30% as compared to the same period of last year mainly due to higher revenue, lower operating expenses, partially offset by higher total interest expense.”

Recent Initiatives

Building upon the expertise and know-how we have gained over the years, we are now expanding in new areas and industries beyond our traditional ones. Our business model has always been based on four basic pillars: short term, small size, high collateral and diversified loans for small and medium size enterprises. While we continue to operate a fast growing, efficient, high margin and low risk business, we are looking to further diversify our customer base, lower loan average size below current size of $0.7 million and lower the average loan duration below current length of 5.7 months.

Using the same principals, we are now expanding our lending services in two new sectors:

-	Green energy and social responsible enterprises: we are taking advantage of local government support in technologies that promote sustainable energy including renewable energy sources, such as hydroelectricity, solar energy and wind energy, designed to improve energy efficiency and protect environment.

-	Entertainment industry: supported by the Xinjiang government policies, the entertainment industry is growing and is in great need for funding to acquire new broadcasting technologies, digital platforms, support talent training for creative film and program makers, etc.

Pioneer of internet inclusive financing in Xinjiang

Without increasing our overall risk exposure, we are building up our internet based micro credit department with a special focus on consumption lending for individuals. In addition to our core operation, our goal is to also become an internet inclusive financing enterprise by providing an entire gamut of financial products and services such as micro-loans, micro-insurance, money transfers, micro-pensions and savings products to low-income individuals with big-data, internet and mobile technologies. Currently we are exploring a partnership arrangement with a leading internet based Fintech payment service provider.

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Using our accurate, effective and interactive platform based on big-data cloud model, we are building an internet financing platform. This platform will be based on international micro credit risk control model known as “Know Your Customer” principle which will allow us to identify and evaluate our clients’ true financial needs and minimize risks.

Mid-term growth plan

As previously announced, we continue to make progress in developing a peer-to-peer (P2P) lending platform and the establishment of the first internet banking platform operating out of the region. We will provide additional information as these initiatives mature.

Reaffirming 2016 Guidance

For full year 2016, China Lending expects to generate revenue of between $32.7 million and $34.1 million representing an increase of 16% to 21%, as compared to full year 2015. Also, the Company expects to generate net income of between $16.9 million and $17.5 million, or an increase of 20% to 25%. as compared to 2015.

Conference Call

Jingping Li, Co-Founder & CEO and Stephen Chan, CFO, will conduct a conference call focusing on operating performance and financial results at 9:00 am ET (10:00 pm China Time) on Tuesday, November 15, 2016. Interested parties may participate in the call by dialing +1 (201) 493-6749. Please dial in 10 minutes before the call is scheduled to begin, and ask for the China Lending call.

The conference call will also be webcast live via the Events / News and Media section of the Company’s website at www.chinalending.com or at http://www.investorcalendar.com/IC/CEPage.asp?ID=175470. To listen to the live webcast, go to the website at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the Company’s web site.

About China Lending

Founded in 2009, China Lending is a non-bank direct lending corporation and provides services to micro, small and medium sized enterprises, farmers, and individuals, who are currently underserved by commercial banks in China. Headquartered in Urumqi, the capital of Xinjiang Autonomous Region, with a registered capital of $127.7 million as of September 30, 2016, China Lending is one of the largest direct lending companies in the region in terms of registered capital.

Forward-Looking Statements

This press release may include forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that China Lending expects or anticipates will or may occur in the future are forward-looking statements and are identified with, but not limited to, words such as “may,” “believe” and “expect.” These statements are based on certain assumptions and analyses made by China Lending in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. Actual results may differ materially from those expressed herein due to many factors such as, but not limited to, (1) the ability to obtain or maintain the listing of the Company’s securities on the NASDAQ Capital Market; (2) the risk that our recent business combination disrupts the Company’s current plans and operations; (3) the ability to recognize the anticipated benefits of our recent business combination, which may be affected by, among other things, closing proceeds, competition and the ability of the business to grow and manage growth profitably; (4) the outcome of any legal proceedings that may be instituted against the Company; (5) changes in applicable laws or regulations; (6) the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; and (7) other risks and uncertainties indicated from time to time in the proxy statement filed by the Company in connection with the business combination, including those under “Risk Factors” therein, and other factors identified in the Company’s prior and future filings with the SEC, available at www.sec.gov.

These forward-looking statements are based on information available as of the date of this press release and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date and the Company undertakes no obligation to update any forward-looking statements contained herein to reflect events or circumstances which arise after the date of this press release, whether as a result of new information, future events or otherwise, except as may be required under applicable securities law.

Contacts:

China Lending Corporation

Stephen Chan, Chief Financial Officer

chan.stephen@chinalending.com

Investor Relations:

The Equity Group Inc.

Lena Cati, Vice President

212-836-9611

lcati@equityny.com

china lending corporation

consolidated Balance Sheets

	September 30,	December 31,
	2016	2015
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$8,088,049	$6,732,601
Loans receivable - third parties	143,878,127	137,602,481
Loans receivable - related parties	-	1,102,593
Interest and fee receivable	1,186,692	673,626
Amount due from a related party	-	1,653,839
Other current assets	629,807	-
Total current assets	153,782,675	148,139,527
Cost method investment	3,749,475	3,851,071
Property and equipment, net	100,970	116,298
Intangible asset, net	59,330	-
Deferred tax assets	920,915	243,440
Other non-current assets	34,024	374,387
Total Assets	$158,647,389	$152,350,336

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Short-term bank loans, net of financing fee	$6,608,450	$-
Loans from a cost investment investee - current portion	3,749,475	15,404,285
Secured loan	14,967,904	24,739,282
Dividends payable	2,060,435	6,623,843
Taxes payable	1,261,397	1,235,241
Convertible promissory note payable	650,000	-
Other current liabilities	542,744	977,831
Total current liabilities	29,840,405	48,980,482
Loans from a cost investment investee – non-current portion	11,248,425	-
Other non-current liabilities	832	-
Total liabilities	41,089,662	48,980,482

Commitments and Contingencies
Convertible Redeemable Class A Preferred Shares
Preferred Shares, no par value, unlimited shares authorized; 715,000 and nil shares issued and outstanding as of September 30, 2016 and December 31, 2015, respectively	8,741,727	-

Shareholders ' Equity
Ordinary Shares, no par value; unlimited shares authorized; 22,896,765 and 20,000,000 shares issued and outstanding as of September 30, 2016 and December 31, 2015, respectively	-	-
Additional paid-in capital	91,606,418	94,723,964
Statutory reserves	4,667,254	4,667,254
Retained earnings	17,560,804	6,064,526
Accumulated other comprehensive loss	(5,018,476)	(2,085,890)
Total Shareholders' Equity	108,816,000	103,369,854
Total Liabilities and Shareholders' Equity	$158,647,389	$152,350,336

china lending corporation

CONSOLIDATED Statements of OPERATIONS and Comprehensive Income

	For The Three Months Ended September 30,		For The Nine Months Ended September 30,
	2016	2015	2016	2015
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest and fee income
Interest and fees on loans	$8,994,392	$5,643,675	$26,767,437	$18,642,841
Interest and fees on loans-related parties	21,666	302,094	133,891	1,068,518
Interest on deposits with banks	748	799	3,585	2,615
Total interest and fee income	9,016,806	5,946,568	26,904,913	19,713,974

Interest expense
Interest expense on short-term bank loans	(211,124)	(126,328)	(500,301)	(255,970)
Interest expense and fees on secured loan	(514,738)	(527,514)	(1,979,478)	(1,635,023)
Interest expense on loans from related parties	-	(329,185)	-	(61,542)
Interest expense on loans from a cost investment investee	(442,445)	-	(1,375,684)	(647,447)
Total interest expense	(1,168,307)	(983,027)	(3,855,463)	(2,599,982)

Provision for loan losses	(1,856,823)	(489,861)	(3,513,946)	(991,749)
Net Interest Income	5,991,676	4,473,680	19,535,504	16,122,243

Non-interest income	37,495	-	37,590	13,393

Non-interest expense
Salaries and employee surcharge	(318,631)	(257,256)	(792,130)	(558,243)
Business taxes and other taxes	(64,520)	(331,504)	(638,441)	(1,102,472)
Other operating expenses	(946,374)	(520,543)	(1,402,567)	(2,039,648)
Total non-interest expense	(1,329,525)	(1,109,303)	(2,833,138)	(3,700,363)

Income Before Tax	4,699,646	3,364,377	16,739,956	12,435,273
Income tax expense	(831,755)	(490,652)	(3,021,516)	(1,998,457)
Net Income	$3,867,891	$2,873,725	$13,718,440	$10,436,816

Dividend – Convertible Redeemable Class A preferred stock	(161,727)	-	(161,727)	-
Net income allocated to ordinary shareholders	$3,706,164	$2,873,725	$13,556,713	$10,436,816

Other comprehensive income
Foreign currency translation adjustments	(389,459)	(4,432,888)	(2,932,586)	(3,794,505)
Comprehensive Income	$3,478,432	$(1,559,163)	$10,785,854	$6,642,311

Weighted-average common shares outstanding – basic	15,078,111	20,000,000	18,347,395	20,000,000
Weighted-average common shares outstanding –diluted	15,793,111	20,000,000	19,249,503	20,000,000
Earnings per share to ordinary shareholders – Basic	$0.25	$0.14	$0.74	$0.52
Earnings per share to ordinary shareholders – Diluted	$0.23	$0.14	$0.70	$0.52

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